NEWS	BAUSCH & LOMB
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For further information contact:
Barbara Kelley
716-338-5386 office
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BAUSCH & LOMB APPOINTS WILLIAM H. WALTRIP CHIEF EXECUTIVE OFFICER UPON RESIGNATION OF WILLIAM M. CARPENTER

  Board of Directors Commences Search for CEO Successor

For Release Tuesday, September 4, 2001

Rochester, New York --- Bausch & Lomb (NYSE/BOL) today announced that William H. Waltrip, recently reappointed to chair its board of directors, has been appointed chief executive officer of the company following the resignation of William M. Carpenter. Carpenter, who has been CEO since January 1997, announced today that he is resigning from the company, effective immediately, for personal reasons.

"Bill Carpenter has made significant contributions to Bausch & Lomb, most notably in establishing the company's core strategic focus in the field of vision care, correction and enhancement," said Waltrip. "By divesting the company's non-core business lines and assembling a product line portfolio with significant growth potential, he has established a solid strategic platform for Bausch & Lomb's future success. We thank him for his contributions and wish him every success in the future," Waltrip concluded.

"This was a difficult decision," said Carpenter. "But I truly believe it is in both my and the company's best interest for me to resign at this time, so both of us can get on with what we need to do to ensure a prosperous and fulfilling future. For myself, I'm looking forward to spending more time with my family and utilizing my talents in new directions. For Bausch & Lomb and its terrific employees, I have every confidence that the vision we've developed together will be realized."

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Waltrip indicated that the board has commenced an external search for a new CEO and has retained the firm of Heidrick & Struggles to assist in the process.

Waltrip has served on Bausch & Lomb's board of directors since 1985. From 1996 to 1998, he also served as chairman of B&L and was the company's CEO during 1996.

Waltrip has served since 1993 as chairman of the board of Technology Solutions Company, a systems integration company, and from 1993 until 1995 he was chief executive officer of that company. Prior to that he held a variety of executive positions including chairman and chief executive officer of Biggers Brothers, Inc., a food service distribution company; president and chief operating officer of IU International Corporation, a transportation, environmental and distribution company; and president and chief executive officer of Purolator Courier corporation. He is also a director of Advanced Medicine, Inc., Charles River Laboratories, Inc., Teachers Insurance and Annuity Association and Thomas & Betts Corporation.

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News Media Contact: Barbara Kelley 716-338-5386 office 716-621-7141 home	Investor Relations Contact: Angela J. Panzarella 716-338-6025 office 716-352-5145 home

Bausch & Lomb Incorporated is the preeminent global technology-based healthcare company for the eye, dedicated to helping consumers see, look and feel better through innovative technology and design. Its core businesses include soft and rigid gas permeable contact lenses, lens care products, ophthalmic surgical and pharmaceutical products. The company is advantaged with some of the most respected brands in the world starting with its name, Bausch & Lomb®, and including SofLensR, PureVision™, Boston®, ReNu®, and Technolas™. Founded in 1853 in Rochester, N.Y., where it continues to have its headquarters, the company has annual revenues of approximately $1.8 billion and employs approximately 12,000 people in more than 50 countries. Bausch & Lomb products are available in more than 100 countries around the world. Additional information about the company can be found on Bausch & Lomb's Worldwide Web site at http://www.bausch.com.

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